UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

______________________________________________________
FORM 8-K
______________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2014

Shiloh Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-21964	51-0347683

(State of Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

880 Steel Drive, Valley City, Ohio 44280
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
+1 (330) 558-2600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (d) On August 21, 2014, the Board of Directors (the “Board”) of Shiloh Industries, Inc. (the “Company”) elected Michael S. Hanley, as a member of the Board, effective immediately, to fill the vacancy on the Board created by retirement of Jack Tanis on August 21, 2014. Mr. Hanley will serve with the class of directors whose term expires at the 2015 annual meeting of the Company's stockholders.

At the August 21, 2014 meeting, the Board appointed Mr. Hanley to the Audit, Compensation and Strategic Planning and Technology committees.

Mr. Hanley recently retired from Ernst and Young LLP ("EY") where he served as the Global Automotive Leader from 2003 to 2014. In this role, Mr. Hanley was responsible for developing the firm’s automotive industry strategy and initiatives worldwide. During his 37 year career at EY, Mr. Hanley provided assurance and advisory services to many global automotive clients, including vehicle manufacturers, component suppliers and aftermarket manufacturers. He most recently served as the Global Client Service Partner or Senior Advisory Partner for three component suppliers and two vehicle manufacturers.

An experienced speaker on the state of the automotive industry, Mr. Hanley has led conferences and executive discussions covering global and regional automotive megatrends, urban mobility, and business in developing markets. He is a Certified Public Accountant in Ohio and Michigan and is a member of the American Institute of Certified Public Accountants (AICPA).

There are no arrangements or understandings between Mr. Hanley and any other person pursuant to which Mr. Hanley was elected as a director of the Company. The Company is not aware of any transactions involving Mr. Hanley that are reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2014	SHILOH INDUSTRIES, INC.
	By:	/s/ Thomas M. Dugan Name:Thomas M. Dugan Title: Vice President of Finance and Treasurer